UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2004

USA BROADBAND, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29433	84-1592698
(State or jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Incorporation)

10012 Norwalk Blvd Ste 150

Santa Fe Springs, Ca 90670

(562) 941-5957

ITEM 5.  Other Events and Regulation FD Disclosure

Chicago, IL—March 10th, 2004. USA Broadband, Inc., a Delaware corporation (OTC BB: USBU.OB), has instituted litigation against Dick Clark, Marty Weisberg, Richard Lubic, Carlos Bustamante, Sr., dick clark international cable ventures, ltd., Las Americas Broadband, Inc., and Cable California, S.A. de C.V. (collectively, the “Defendants”).  USA Broadband’s claims arise out of or in connection with the Asset Purchase Agreement dated January 9, 2003, through which USA Broadband contracted to purchase certain shares of Cable California and to acquire certain assets used in Cable California’s operations.  Cable California possesses a 30-year advanced telecommunications broadband concession from the government of Mexico to construct, operate and commercialize a 750-MHz fiber-optic network providing multi-channel cable television services to residents and businesses in the greater Tijuana, Mexico metropolitan area.

In its complaint, USA Broadband alleges, among other things, that each of the Defendants committed common law fraud and conspired to commit fraud against USA Broadband by carrying out a scheme which was intended to and did: (1) deceive USA Broadband with respect to many issues material to the Asset Purchase Agreement; (2) artificially inflate the business prospects of Cable California; and (3) cause USA Broadband to enter into the Asset Purchase Agreement.  USA Broadband also alleges that each of the Defendants engaged in a continuous course of conduct to conceal adverse material information about the business, operations and future prospects of Cable California.  Further, USA Broadband alleges that the Defendants’ conduct was in violation of the Delaware Securities Act and constituted negligent misrepresentation.

Because of the Defendants’ alleged wrongful conduct and unlawful acts, USA Broadband has asked the Court of Chancery to rescind the Asset Purchase Agreement and place USA Broadband in the position it would have been in had it not entered into the Asset Purchase Agreement or, in the alternative, to award it damages in excess of $15 million.  Each of the Defendants either has been served or is in the process of being served a copy of the complaint.  USA Broadband intends to prosecute vigorously the case and its rights under the Asset Purchase Agreement.

USA Broadband’s lender has set aside funds to enable USA Broadband to pursue the litigation against the Defendants and has supplied USA Broadband with additional funds to allow it to continue its operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA BROADBAND, INC.
By:	/s/ Jon Eric Landry
Its: Director

March 10th, 2004